Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. REPORTS 2007 FIRST QUARTER RESULTS

ATLANTA, May 9, 2007 – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”), today reported the Company’s consolidated results of operations for the three months ended March 31, 2007.

Financial Highlights

•	GAAP consolidated net loss attributable to holders of common stock of $23.8 million, or $0.42 per diluted share, for the three months ended March 31, 2007;

•

Pre-tax GAAP consolidated loss attributable to holders of common stock of $18.6 million, or $0.33 per share, for the three months ended March 31, 2007, of which $9.0 million, or $0.16 per share, was attributable to one-time costs during the quarter ended March 31, 2007;

•

Investment portfolio assets comprised of mortgage loans held for investment (net) and securities held to maturity and available for sale of $4.5 billion at March 31, 2007, compared to $5.9 billion at March 31, 2006;

•	Mortgage loans that were 90 days or more delinquent and nonperforming assets comprised 1.02% and 1.16%, respectively, of the loans held for investment portfolio at March 31, 2007;

•	Mortgage origination volume of $1.1 billion for the three months ended March 31, 2007; and

•	New loan application volume of $1.3 billion for the three months ended March 31, 2007.

Kevin D. Race, HomeBanc’s President and Chief Executive Officer, said, “While we have continued to focus on the areas of right-sizing our cost structure and improving the efficiency of our operations, the market conditions for the first three months of the year have provided challenges to our plan to return our origination business to profitability. The disruption of the sub-prime market has had an effect on all segments of the mortgage market, as is reflected in our significantly deteriorated gain on sale margins during the first quarter. Although we expect this pricing pressure to be temporary in nature and we have been encouraged by the recovery in gain on sale execution we have experienced to date in the second quarter, we believe that gain on sale margins may not completely recover to what we consider to be normal until 2008. On a positive note, our mortgage investment operations segment continues to perform well, and our overall credit performance has been excellent.”

Comparison of the Three Months Ended March 31, 2007 and 2006

•

Total consolidated revenues were $24.1 million for the first quarter of 2007, compared to $38.5 million for the same quarter of 2006; the decrease was primarily due to lower net interest income as a result of a declining loan portfolio balance and increased pricing pressures impacting the gain on sale execution for the sale of mortgage loans;

•	Net interest income after provision for loan losses was $5.6 million for the three months ended March 31, 2007, compared to $28.8 million for the same period of 2006;

•	Net gain on sale of mortgage loans was $3.8 million during the three months ended March 31, 2007, compared to $7.1 million on loan sales for the same period of 2006;

•	Total expenses increased 12% from $38.2 million for the quarter ended March 31, 2006 to $42.7 million for the first quarter of 2007, primarily the result of $9.0 million of one-time costs;

•	Total consolidated GAAP net loss attributable to holders of common stock for the quarter ended March 31, 2007 was $23.8 million, compared to net income of $0.5 million for the same period of 2006; and

•	Mortgage loan origination volume for the quarter ended March 31, 2007 was $1.1 billion, a decrease of 13% from $1.2 billion for the same period of 2006.

Revenues

Net interest income after provision for loan losses was $5.6 million for the three months ended March 31, 2007, compared to $28.8 million for the same period of 2006. The decline is primarily due to one-time losses in 2007 and gains in 2006 on certain derivative financial instrument activities, a larger percentage of portfolio assets comprised of mortgage-backed securities (“MBS”) and an overall decline in total investment portfolio assets. The Company’s average loan balance decreased 17% from $5.8 billion at March 31, 2006 to $4.8 billion at March 31, 2007. The sale of $1.2 billion of securities available for sale generated $12.5 million in securities gains during the period. These gains were primarily offset by derivative financial instrument losses of $7.0 million recorded in interest expense related to the associated debt on the securities sold. The Company’s net gain on sale of mortgage loans for the three months ended March 31, 2007 was $3.8 million, compared to $7.1 million for the same period of 2006. The Company sold $1.1 billion of loans during the three months ended March 31, 2007, compared to $942 million during the same period of 2006.

Origination Volume

HomeBanc’s total loan originations in the first quarter of 2007, when compared to the same period of 2006, declined 13%. The Company’s purchase money mortgage originations also decreased 13% in the first quarter of 2007 when compared to the first quarter of 2006. The decline in both total originations and purchase money originations is due primarily to the difficult market conditions faced by our Florida operations, which comprised 44% of HomeBanc’s total originations for the three months ended March 31, 2007. Our Florida mortgage loan volume for the first quarter of 2007 reflected a 25% decrease from our volume for the same period in 2006. The Florida Association of Realtors indicated a 27% decrease in existing home sales during the first quarter of 2007 compared to the same period of 2006.

Investment Portfolio

The total investment portfolio was comprised of average loans held for investment of $4.3 billion and average MBS available for sale and held to maturity of $1.1 billion for the quarter ended March 31, 2007, compared to an average balance of loans held for investment of $5.4 billion and $0.4 billion in MBS held in the portfolio for the quarter ended March 31, 2006. Approximately $1.2 billion of MBS, classified as available for sale, were sold by the end of the March 31, 2007 quarter. The loans held for investment portfolio, based on unpaid principal balance, had total delinquencies of 3.19% and 90 days or more delinquencies of 1.02% at period end and had charge-offs of $784,000 for the first quarter of 2007.

Loan Servicing

As of March 31, 2007, the Company serviced mortgage loans, excluding loans held for sale, having an aggregate unpaid principal balance of $8.6 billion. Of the 42,269 mortgage loans serviced by the Company at March 31, 2007, 21,574 loans were owned by the Company, and 20,695 loans were serviced for third party investors. The loan servicing portfolio carried a weighted-average annual servicing fee of 0.335% at March 31, 2007. The total mortgage loans serviced by the Company, on a unit basis, had a 90-day or greater delinquency rate of 0.91% at March 31, 2007.

Operating Highlights

	As of and for the Three Months Ended
($ in millions)	March 31,		%
Loan Originations:	2007	2006	Change
Total originations	$1,069	$1,235	(13)%
Purchase	820	948	(14)
Refinance	249	287	(13)
ARM	515	823	(37)
Fixed	554	412	34
Loans sold to third parties	1,097	942	16
Loan applications	1,311	1,606	(18)

Total SMAs—period end	139	218	(36)
Realtors	96	112	(14)
Builders	43	106	(59)
Total SMA locations—period end	169	243	(30)
Realtors	126	137	(8)
Builders	43	106	(59)

($ in millions)	As of
Loans Held for Investment:	March 31, 2007	March 31, 2006
Loans held for investment, net	$4,184	$5,292
Securities available for sale	88	443
Securities held to maturity	183	211

Total portfolio	$4,455	$5,946

Portfolio composition
1-month interest-only ARMs	3.7%	5.6%
6-month interest-only ARMs	8.1	13.0
3-year fixed interest-only ARMs	11.1	11.5
5-year fixed interest-only ARMs	53.4	48.3
7-year fixed interest-only ARMs	18.6	16.0
10-year fixed interest-only ARMs	1.0	0.7
All other mortgage loans	4.1	4.9

Total	100.0%	100.0%

Average decision FICO score	725	not reported
Average loan-to-value (LTV)(1)	80.0%	not reported
Average exposure combined loan-to-value (e-CLTV)(2)	83.0%	not reported
Geographic concentration (total portfolio)
Florida	52%	53%
Georgia	42	41
North Carolina	5	5
Other	1	1

($ in millions)	As of		%
Loan Servicing:	March 31, 2007	March 31, 2006	Change
Total servicing portfolio (excluding loans held for sale)	$8,583	$6,687	28%
Loans serviced for third parties	4,395	1,391	216
Loans serviced for mortgage investment operations segment	4,188	5,292	(21)
Real estate owned (all business segments)	7.4	3.1
Weighted-average service fee—securitized	0.280%	0.289%
Weighted-average service fee—third parties	0.389	0.384
Weighted-average service fee—all loans	0.335	0.307
Mortgage investment operations segment delinquency of 90 days or more—per unit basis	1.08	0.46
Mortgage investment operations segment delinquency of 90 days or more—unpaid principal balance basis	1.02	0.36

(1)	Calculation of LTV limited to first-lien transactions on all loan originations
(2)

Calculation of e-CLTV equals the origination CLTV if both first- and second-lien transactions or only the second-lien transaction held for investment by the Company; and equals the origination LTV if only the first-lien transaction is held for investment by the Company

Important Note: Certain data in this press release have been rounded for presentation purposes. Calculations appearing herein are based on the actual underlying data and may vary from the calculations that would result from use of the rounded data. Delinquency data is reported using the MBA method.

Conference Call

HomeBanc Corp. will host a conference call on Thursday, May 10, 2007 at 9:00 a.m. Eastern time, to discuss first quarter results. The conference call dial-in number is 800-949-8987 in the United States and Canada and 706-634-0965 from international locations. The conference ID number is 5856142. You may also listen to the call on www.earnings.com and on the HomeBanc Corp. website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under Investor Relations – Financial/Statistical Information and also on the Company’s website under Investor Relations – Webcast Live link. The Internet broadcast will be archived on both websites until May 23, 2007. A digital recording of the conference call will be available for replay two hours after the call’s completion and will be available through May 23, 2007. To access this recording, dial 800-642-1687 and conference ID 5856142. An archive version of this Webcast will be available approximately twenty-four hours after the conclusion of the live call at mms://winaudio.mshow.com.331207.asf.

Series A Preferred Dividend

HomeBanc also announced the regular quarterly dividend of $0.625 per share on its 10% Series A Cumulative Redeemable Preferred Stock for the quarter ending June 30, 2007. This dividend is payable on July 2, 2007 to Series A preferred shareholders of record as of June 15, 2007.

About our Company

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the Southeast United States. HomeBanc is headquartered in Atlanta, Georgia, and has offices in Georgia, Florida, North Carolina and Tennessee. For more information about HomeBanc Corp., HomeBanc Mortgage or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include among others, statements regarding: our ability to operate more efficiently in 2007 and future periods; market conditions in 2007; the effect of the disruption of the sub-prime market on the mortgage industry generally; any recovery in our gain on sale execution and our ability to return our mortgage origination business to profitability in 2007 and beyond; the performance of our mortgage investment operations segment during 2007; and our credit performance during 2007.

Such forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation: the continued deterioration of mortgage market conditions in 2007; the failure of our strategies and plans designed to improve the profitability of our mortgage origination business, including, without limitation, those strategies and plans related to improving the efficiency of the infrastructure, origination process and other aspects of our mortgage origination business, as well as those strategies and plans related to maintaining and increasing the level of our mortgage loan origination volume; the failure of our strategies and plans designed to position us to grow our business in future periods; our inability to effectively restructure our field operations, and to realize the anticipated benefits of that restructuring, including, without limitation, as a result of any increases in the salaries that we pay to our field employees and the increase of any other costs associated with our field operations; our inability to successfully implement our strategy of reducing the costs related to our SMAs while increasing productivity; our inability to open new stores on a timely and effective basis, if at all, and to operate those stores on a profitable basis; our inability to open new stores in 2007, whether as a result of market conditions, the lack of qualified personnel to staff those stores on terms that are attractive to us, the financial performance and liquidity of our company, or otherwise; risks related to our consideration of various strategic alternatives, including without limitation, potentially changing our operating model; our ability to successfully apply our business strategy, including, without limitation, our recent changes to that strategy; risks related to recent changes in our executive management team; risks of changes in interest rates and the yield curve on our mortgage loan production, our product mix, our interest sensitive assets and liabilities, and our net interest margin; unanticipated changes in the market for mortgage loans, or the further deterioration of economic and real estate market conditions in our markets, generally and in particular in our Florida markets; mortgage loan prepayment assumptions and estimated lives of loans and the estimates used to value our mortgage servicing rights; interest rate risks and credit risks of customers; loan loss experience and the rate of loan charge-offs; loss experience arising from alleged breaches of representations and warranties provided to buyers of mortgage loans sold; the failure of assumptions underlying the establishment of reserves for loan and contingency losses and other estimates including estimates about loan prepayment rates and the estimates used to value our mortgage servicing rights, and the estimates and assumptions utilized in our hedging strategy; risks in our ability to retain experienced loan officers; risks of maintaining securities held available for sale whose value must be marked to market in our periodic financial statements; pricing pressure that could negatively impact gain on sale relative to the amount of loans sold; and the other risks and factors described in the Company’s SEC reports and filings, including, without limitation, under the captions “Special Cautionary Notice Regarding Forward-Looking Statements” and “Risk Factors.”

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with the Company’s financial statements and the footnotes thereto filed with the SEC including, without limitation, the financial statements and footnotes set forth in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007, which we expect will be filed with the SEC by May 10, 2007.

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands, except per share data)
Revenues:
Net interest income:
Interest income:
Mortgage loans, including fees	$73,305	$85,027
Securities available for sale	13,826	2,812
Securities held to maturity	2,771	2,547

Total interest income	89,902	90,386
Total interest expense	(83,974)	(61,508)

Net interest income	5,928	28,878
Provision for loan losses	341	39

Net interest income after provision for loan losses	5,587	28,839
Net gain on sale of mortgage loans	3,793	7,051
Net gain on sale of securities available for sale	12,474	—
Mortgage servicing income, net	663	960
Other revenue	1,610	1,622

Total revenues	24,127	38,472

Expenses:
Salaries and associate benefits, net	24,810	18,823
Marketing and promotions	4,022	6,602
Occupancy and equipment	4,085	4,147
Depreciation and amortization	2,044	2,233
Minority interest	61	52
Other operating expense	7,728	6,325

Total expenses	42,750	38,182

(Loss) income before income taxes	(18,623)	290
Income tax expense (benefit)	3,948	(696)

(Loss) income before cumulative effect of change in accounting principle	(22,571)	986
Cumulative effect of change in accounting principle, net of taxes of $0 and $171, respectively	—	270
Net (loss) income	$(22,571)	$1,256

Net (loss) income attributable to holders of common stock	$(23,821)	$520

(Loss) earnings per share of common stock outstanding:
(Loss) income before cumulative effect of change in accounting principle
Basic and diluted	$(0.42)	$0.00

Cumulative effect of change in accounting principle

Basic and diluted	$—	$0.00

Net (loss) income
Basic and diluted	$(0.42)	$0.01

Dividends declared per share of common stock outstanding	$—	$—

Weighted average shares of common stock outstanding:
Basic	56,365,803	56,335,272
Diluted	56,365,803	57,520,873

HomeBanc Corp. and Subsidiaries

Condensed Consolidated Balance Sheet (Unaudited)

	March 31, 2007	December 31, 2006
	(Dollars in thousands, except per share data)
Assets
Cash	$11,241	$20,987
Restricted cash	79,794	128,033
Mortgage loans held for sale, net	383,532	379,299
Mortgage loans held for investment, net of allowance of $3,596 and $4,040, respectively	4,183,798	4,372,998
Mortgage servicing rights	54,831	43,908
Receivable from custodian	58,779	77,612
Trading securities	41,325	4,824
Securities available for sale	87,958	1,366,426
Securities held to maturity (fair value of $182,255 and $187,014, respectively)	183,362	188,193
Accrued interest receivable	16,998	22,387
Premises and equipment, net	45,325	45,406
Goodwill, net	39,995	39,995
Deferred tax asset, net	18,269	23,225
Other assets	264,588	109,371

Total assets	$5,469,795	$6,822,664

Liabilities and shareholders' equity
Warehouse lines of credit	$437,371	$404,765
Repurchase agreements	400,522	1,527,470
Loan funding payable	88,684	63,855
Accrued interest payable	7,670	9,144
Other liabilities	65,788	94,832
Collateralized debt obligations	4,075,193	4,277,026
Junior subordinated debentures representing obligations for trust preferred securities	175,260	175,260

Total liabilities	5,250,488	6,552,352
Minority interest	135	42

Shareholders' equity:
Preferred stock—par value $.01; 25,000,000 shares authorized; 2,000,000 shares issued and outstanding at March 31, 2007 and December 31, 2006	47,992	47,992
Common stock—par value $.01; 150,000,000 shares authorized; 57,081,946 and 56,898,898 shares issued at March 31, 2007 and December 31, 2006, respectively	570	568
Additional paid-in capital	278,712	277,800
Accumulated deficit	(87,644)	(64,065)
Treasury stock, at cost; 3,697,952 and 82,184 shares at March 31, 2007 and December 31, 2006, respectively	(10,581)	(673)
Accumulated other comprehensive (loss) income	(9,877)	8,648

Total shareholders' equity	219,172	270,270

Total liabilities and shareholders' equity	$5,469,795	$6,822,664

XXX